Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-196344, 333-211893, 333-211894 and 333-214571on Form S-8 and in Registration Statements No. 333-211374 and 333-211375 on Form S-3 of Resonant Inc. of our report dated March 30, 2017 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sherman Oaks, California

March 30, 2017